THE SCOTT LAW FIRM, P.A.
                              5121 Sarazen Drive
                             Hollywood, FL  33021

                                (954) 964-1546
                           Facsimile (954) 964-1548

                                                        October 20, 1999


Belmont Capital Management, Inc.
General Partner
Bromwell Financial Fund, Limited Partnership
c/o Corporate Systems, Inc.
101 North Fairfield Drive
Dover, Delaware 19901

Re:  REGISTRATION STATEMENT ON FORM S-1

Dear General Partner:

          We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about August 23, 1999, (the "Registration Statement") relating to Units of Limited Partnership Interest ("Units") of Bromwell Financial Fund, Limited Partnership (the "Partnership"), a limited partnership organized under the laws of the state of Delaware.

          We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion expressed under the caption "Federal Income Tax Aspects" in the Prospectus (the "Prospectus") constituting a part of the Registration Statement that: (i) the Partnership will be treated as a partnership for federal income tax purposes (assuming that substantially all of the gross income of the Partnership will constitute "qualifying income" within the meaning of section 7704(d) of the Internal Revenue Code of 1986, as amended) (the "Code")); and (ii) the allocations of profits and losses made when Unitholders redeem their Units will be upheld for federal income tax purposes; (iii) based upon the contemplated trading activities of the Partnership, the Partnership will be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Partnership in conducting its commodity futures trading business will not be subject to limitation under section 67 or section 68 of the Code; (iv) the Profit Share will be respected as a distributive share of the Partnership's income allocable to Bromwell Financial Fund, Limited Partnership; and (v) the contracts traded by the Partnership, as described in the Prospectus, will satisfy the commodities trading safe harbor as described in section 864(b) of the Code.

          We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Aspects" in the Prospectus correctly describes (subject to the uncertainties referred to therein) all material aspects of the United States federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Partnership.

          This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any future date. This opinion may be relied upon only by the Partnership and its investors and shall not be relied upon by any other persons without our written consent. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                                 Very truly yours,


                                                 /s/ William Sumner Scott
                                                 William Sumner Scott
                                                 For the Firm

The Scott Law Firm, P.A.
5121 Sarazen Drive
Hollywood, FL  33021

(954) 964-1546
facsimile (954) 964-1548